February 25, 2006

   ,

Wilbert van den Hoek

Novellus Corporation

4000 North 1st Street

San Jose, CA. 95134

RE: Agreement between Purchasers of Neah Power Systems, Inc. and

       Novellus Corporation

Dear Wilbert,

This letter of Agreement (“Letter”) confirms the terms of our agreement to renew, assign and extend (“Renewal”) the Collaboration Agreements (“Agreement”) between Neah Power and Novellus.  The parties to this agreement are Novellus and the surviving corporation of Neah Power, existing after the merger provided in other agreements, which said surviving corporation shall be referred to as “Purchaser”. Novellus and the parties to the merger (hereinafter the”Parties”) are relying on this Agreement as a necessary term and condition of entering into the Purchase Agreement which shall merge Neah Power with the Purchaser.

It is acknowledged that the terms of this letter are separate and apart from any other considerations contained with the above said Agreement and that the parties agree to execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Letter. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Letter.  All promises and covenants are mutual and dependent.

At the present time a Collaboration Agreement between Neah and Novellus has expired. Novellus and the Purchaser shall affirm, renew and extend this Collaboration Agreement for 2 years including but not by limitation, providing services and key employees (“Extension”). As consideration for this Extension, Novellus will receive the following:

1.  Novellus conversion of existing indebtedness:

To the extent that the Purchase Agreement gives Novellus the opportunity to covert $150,000 of indebtedness owned by Neah to common stock of the Purchaser, Novellus pledges to convert all of this indebtedness to common stock. . The price for the conversion will be based upon at a $10MM valuation; or if a lower valuation, at a 25% discount to the $2M Funding (“Warrant Price”) [as defined in the Letter of Intent between Neah Power and Investor Relations

Services et, al], whichever is lesser.

2) Cancellations and Issuance of New Warrants

Existing warrants shall be cancelled and in consideration of the Extension, new warrants shall be issued as follows: (1) Novellus shall receive a warrant to purchase of 1,500,000 shares of the common stock of the Purchaser, for a period of 5 years at the Warrant Price.

 3) Additional Incentive Warrants

As additional consideration for Renewal, Novellus will receive warrants to purchase 4,000,000 shares of the common stock of the Purchaser at the Warrant Price. The warrants shall be vested in one or more parts, and shall be issued to Novellus conditioned upon the attainment of certain technical objectives, to be mutually agreed upon within 14 days of the completion of the reverse merger, in the development and production of a commercially marketable fuel cell.

4. The Employment of Key Personnel

a) John Drewery:  Novellus acknowledges that Purchaser intends to extend to John Drewery an employment offer which shall include options purchase up to 1,000,000 shares of the common stock of the Public Company at the Warrant Price. These options shall vest upon the achievement of certain technical objectives to be defined subsequently and the continued services of Mr. Drewry for 2 years.  In the event that the Purchaser is not successful in obtaining the employment of Mr. Drewery for a period of two years and provided that the services of Mr. Drewery are provided by Novellus for the same two year period to the Purchaser, that aforesaid options will be assigned by the Purchaser to Novellus. In the event that John Drewery becomes an employee of the Purchaser, any special severance package provided by Novellus existing at the time of the merger, shall continue as a term of employment with the Purchaser for a period of six months following the merger.

b) Justin Gaynor: Presently Novellus provides the services of Justin Gaynor and other employees. Novellus shall continue to provide these services until they are no longer required.

4.  Technical Advisory Committee Chair.

Purchaser shall retain the services of Wilburt van den Hoek, as Chairman of the Technical Advisory Committee.

5.

Stock Restrictions

The stock issued pursuant to the Warrants provided herein shall be subject to the same terms and conditions as any and all stock issued as a result of the Purchase Agreement.

6.

Failure of Merger

In the event that merger with Neah and the Purchasers does not occur, this Agreement shall be null and void and of no effect.

Very truly yours,

______ (Company)

By: ______

(Authorized Officer)

AGREED AND ACCEPTED AS OF THE DATE OF THIS LETTER:

Novellus Corporation

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